Exhibit 10.1

31 March 2008

M/S, KM Matrimonial Private Limited

No: 8/2, Sarojini Street

T. Nagar

Chennai – 600 017

Dear Sir / Madam,

In pursuance to the discussions held between us, we wish to inform you that we have approved the Informative show (here in after referred as “Program”) titled “KALYANAMALAI” on the terms and conditions mentioned below:

1.	The total number of episodes shall be Thirteen, which will be telecast in Thirteen weeks Only (One episode a week), and further extension will be subject to mutual discussions and agreement.

2.	The duration of each episode shall 25 minutes plus 240 sec Free Commercial Time and banking of unutilized commercial time shall not be permitted.

3. The said programme shall commence from 13 APRIL 2008 and shall be telecast between 08:00am and 08:30am on Sundays except on days wherein we have special programmes.

4. You shall deliver tapes for every episode 7days prior to the date of telecast and the said master tapes shall be in Broadcast Quality. (DIGI – S along with a copy in DVD / VCD format)

5. The date timing and contents of the programme mentioned above shall be subject to the approval of our Editorial Board. The said date and timing is subject to change at their discretion. We shall also have right to delete any portion or stop telecast of the said programme or revoke this agreement without assigning any reasons whatsoever and without notice.

6. The said programme shall be exhibited in all areas where our channel is beamed directly or beamed through our Associates / Agents.

7. You shall pay a sum of Rs. 1,00,000/- (Rupees One Lakh Only) plus service tax for each episode by way Demand Draft towards telecast fee at the time of delivering the tapes. A Sum of Rs.2, 60,000/- (Rupees Two Lakhs and Sixty Thousands only) shall be paid as security deposit on signing which shall be refunded without interest after completion of the serial or termination of this agreement which ever is earlier. We reserve the right to increase the telecast fee at our discretion with two weeks notice to you.

8. In addition to the above payment you shall also pay such amounts payable towards service tax and other levies imposed by the Government and further undertake to pay all statutory levies etc imposed from time to time as and when such payment is demanded.

9. You shall give in writing the accurate description of the program material you intend to telecast, well in advance and you shall not be permitted to change the name of the programme or include a product / company’s name as suffix or prefix.

10. You shall undeviatingly adhere to the programme production norms as mentioned by us from time to time. The above said programme shall not contain any visuals that would give any direct or indirect publicity to any Business establishments, Individuals or Products etc.

11. All programme material provided by you shall have valid copyrights and you shall provide us with a copy of the original before telecast. You shall keep us indemnified against all claims that may be made against us by third parties and all loses that we may suffer in view of accepting your programme.

12. We reserve the right to telecast the programme promos and commercials produced by us either before, inbetween or after the programme supplied by you. The branding rights of the said programme shall vest with us. You cannot sublease or bank unused commercial time and this contract cannot be assigned to any third parties.

13. You shall obtain out prior written approval before appointing any agency / company / individual etc. for marketing / selling the FCT allotted to you for the said program.

14. You shall not telecast the said programme or any dubbed version thereof either directly or indirectly in any Satellite Channel/Terrestrial Television Channel etc whether in India or Overseas, during the currency of this agreement.

15. There shall not be any break during the stipulated episodes, and in the event of a break for a particular day you shall be charged the telecast fee for that particular day and we shall be at liberty to telecast any programme to fill that slot. In the event of there being a break of more than two episodes, the time slot allotted to you shall be automatically cancelled despite you paying the telecast fee.

16. You shall undertake and covenant that you or your associates or affiliates or sister concerns shall not enter into any agreement with any other Tamil Satellite Television Channel other than Doordarshan for telecast of any serials/programmes, or market or produce any programmes/serials during the currency of this agreement.

17. In the event of there being any discontinuance of the programme during the currency of this agreement or in the event of this agreement being terminated or after the performance of this agreement in totality you or your associates or affiliates or sister concerns shall not telecast the above said programme in any manner or continue the said programme or title or concept in any other Satellite Television Channel, Terrestrial Television Channel, through cable/via cable TV, DTH or any other means and modes of communication to public anywhere in the World. This clause shall survive the termination or performance of this agreement.

18. We reserve the right to refuse to telecast advertisements procured by you from advertising agencies / clients who have dues with us, without any prior intimation. We also reserve the right to delete any advertisement procured by you at our discretion without assigning any reasons whatsoever and without any notice.

19. We reserve the rights to repeat the telecast of the entire Programme at our sole discretion. The said repeat telecast shall be without advertisements and you shall not to be entitled to any additional royalty whatsoever.

20. Dubbed serials, clippings or song sequences from movies or movie based programmes shall not be permitted by us.

21. In the event of you dubbing the said programme to Telugu, Kannada or Malayalam language you shall give us the first right to purchase the exhibition rights and if we fail to agree upon the terms and conditions of such purchase you may offer the same to other parties.

22. This agreement will be in force till all the episodes are telecast unless terminated or till such time the said serial continues on our channel.

23. In the event of breach of any of the above conditions we have the right to cancel the time slot given to you without any notice and our decision in all matters shall be final and binding upon you.

Kindly sign a copy of this as a token of acceptance of the contents mentioned herein.

/s/ L. Jotheeswaran L. Jotheeswaran Deputy Manager – Programmes	/s/ V. Venkatesan V. Venkatesan Agreed & Confirmed